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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A/A-1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             CORRPRO COMPANIES, INC.
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             (Exact name of registrant as specified in its charter)

            Ohio                                      34-1422570
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   (State of incorporation                   (IRS Employer Identification No.)
      or organization

     1090 Enterprise Drive, Medina, Ohio                      44256
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     (Address of principal executive offices)               (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box [ ]

If this form relates to the a class of debt

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class to be                  Name of each exchange on
           so registered                          which each class is
                                                   to be registered
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  Preferred Share Purchase Rights                American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:
                                      None
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                                (Title of Class)




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Item 1.           Description of Securities To Be Registered.
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     On July 23, 1997, the Board of Directors of Corrpro Companies, Inc. (the
"Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding Common Share, without par value (the "Common Shares"), of the Company. The dividend was paid on August 7, 1997 to the shareholders of record on that date. Each Right had entitled the registered holder thereof to purchase from the Company one one-hundredth of a Series A Junior Participating Preferred Share, without par value ("Preferred Share"), of the Company at a price of $75.00 per one one-hundredth of a Preferred Share, subject to adjustment, upon the occurrence of certain change-of-control transactions. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and ComputerShare Investor Services LLC, as successor Rights Agent (the "Rights Agent").

         Pursuant to the terms of a Securities Purchase Agreement, dated as of December 15, 2003, by and between the Company and CorrPro Investments, LLC, relating to a series of transactions to which the Company is a party, the Company and the Rights Agent have amended the Rights Agreement, effective March 30, 2004 (the "Closing Date"), accelerating the termination date thereof to the Closing Date. Accordingly, the Rights have been terminated, as of the Closing Date, in accordance with the Rights Agreement, as amended.



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Item 2.           Exhibits.
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                  1.1      Amendment No. 2 to Rights Agreement dated as of March
                           30, 2004, by and between the Company and ComputerShare Investor Services, LLC, as successor Rights Agent to National City Bank.


                                SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                               CORRPRO COMPANIES, INC.

                               By:   /s/ John D. Moran
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                                   Name:   John D. Moran
                                   Title:  Senior Vice President, Secretary
                                           and General Counsel

Dated:  April 2, 2004



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                                  EXHIBIT LIST

                  1.1 Amendment No. 2 to Rights Agreement dated as of March 30, 2004, by and between the Company and ComputerShare Investor Services, LLC, as successor Rights Agent to National City Bank.